Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN ANNOUNCES CHAIRMAN AND CFO TRANSITION PLAN
— Chairman of the Board and Chief Financial Officer Robert A. Stefanko to retire —
— President and CEO Terry L. Haines to be appointed Chairman —
— Paul F. DeSantis to be appointed CFO —
AKRON, Ohio — January 5, 2006 — A. Schulman Inc. (Nasdaq: SHLM) announced today that Robert A. Stefanko, Chairman of the Board and Chief Financial Officer, has decided to retire as an officer and director of the Company. He will remain in his current roles through April 17, 2006 and will continue his employment with the Company through October 31, 2006 to ensure a smooth and seamless transition. Terry L. Haines, President and Chief Executive Officer, will be appointed Chairman of the Board upon Stefanko’s resignation, effective April 17, 2006. Willard R. Holland will continue to serve as Lead Independent Director.
A. Schulman also announced that Paul F. DeSantis will join the Company on January 23, 2006 as Vice President of Finance and will transition to the position of Chief Financial Officer and Treasurer, effective April 17, 2006. DeSantis previously was with The Scotts Miracle-Gro Company where he served as Vice President and Corporate Treasurer since 2003.
Stefanko has been with A. Schulman for 34 years. He has served as CFO since 1979 and as Chairman of the Board since 1991. “Bob has contributed immensely to the growth and positioning of the Company during his many years of dedicated service,” Haines said. “We thank Bob for his outstanding service and wish him well in his retirement.”
Stefanko said, “A. Schulman has been an important part of my life and it is extremely rewarding to have been a part of its many successes. A. Schulman has a dedicated group of employees worldwide and I would like to thank each and every one of them for their help and support over the years. I am excited about my retirement, which will allow me more time to be with my family and the opportunity to pursue other personal interests.”
DeSantis, 41, joined The Scotts Miracle-Gro Company in 1997. Prior to his role as Corporate Treasurer, he served as Vice President of Finance, Scotts North American Sales. He was also Vice President and Business Unit CFO for Scotts International in France. Before joining Scotts, he held multiple corporate and operating finance positions at the Kellogg Company and was a financial analyst for General Motors Acceptance Corporation. He has an MBA in finance from the University of Michigan and an undergraduate degree in marketing and international business from Georgetown University in Washington, D.C.
“Paul has an impressive background as a financial executive with international experience,” Haines said. “He has an extensive understanding of corporate finance and working with the investment community. We are delighted that he will be joining our management team and I look forward to working with him.”
About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 15 manufacturing facilities in North America, Europe and the Asia-Pacific region. Revenues for the fiscal year ended August 31, 2005, were approximately $1.43 billion. Additional information about A. Schulman can be found on the Web at www.aschulman.com.
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